UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code      310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into a Material Definitive Agreement.

On April 13, 2015, Emmaus Life Sciences, Inc. (the “Company”) entered into an investment commitment letter (the “Commitment Letter”) with Shigeru Matsuda. The Commitment Letter provides that Mr. Matsuda will purchase $2.5 million of the Company’s convertible notes and/or promissory notes at par value. Mr. Matsuda is a current stockholder and noteholder of the Company.

The convertible notes will have a two-year maturity period and bear simple interest at 10% per annum. The principal and all accrued interest will be due and payable on the maturity date. The promissory notes will bear simple interest at 11% per annum. The principal will be due and payable on demand of the noteholder. Allocation of the $2.5 million investment between convertible notes and promissory notes will be by mutual agreement of Mr. Matsuda and the Company. If no agreement is reached by April 27, 2015, the allocation will be 50-50.

The only condition precedent to Mr. Matsuda’s funding commitment is the passage of certain resolutions by the Company’s board of directors (the “Board”). Those resolutions, described below under Item 5.02 of this Current Report, were passed at a meeting of the Board on April 15, 2015. The Commitment Letter provides that closing of the transactions contemplated by the Commitment Letter (the “Closing”) will take place as soon as reasonably practicable but in any event no later than April 27, 2015.

Mr. Matsuda has the right, until three business days before the Closing, to designate up to six persons to assume his rights and obligations under the Commitment Letter with respect to up to 75% of his investment commitments, provided that (1) such additional persons are reasonably acceptable to the Company; (2) each such additional person executes an assumption instrument indicating his or her consent to the terms of the Commitment Letter, and (3) Mr. Matsuda will not be released from the portion of his commitment so assigned except to the extent such assignee funds the portion of the commitment assigned to him or her on or before the Closing date.

Item 5.02                                           Departure of Certain Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2015, the Board voted to elevate Dr. Yutaka Niihara, the Company’s President and Chief Executive Officer, to the position of Chairman of the Board. Dr. Henry McKinnell, the outgoing Chairman, will remain a director of the Company.

On May 1, 2015, Dr. Niihara will assume a new position as the Company’s Chief Scientific Officer. As Chief Scientific Officer, Dr. Niihara will oversee and direct the Company’s scientific activities, including basic and applied research and the development of new products and technologies. Dr. Niihara will also continue to serve as Chairman of the Company. His compensation and benefits will remain unchanged.

The Board has commenced a search for a new President and CEO. If one has not been hired by May 1, 2015, executive officers Peter Ludlum and Lan Tran will serve as an Executive Committee (the “Executive Committee”) that will carry out the roles and responsibilities of the Company’s CEO until a new, full-time CEO is hired. Mr. Ludlum has served as the Company’s Executive Vice President and Chief Financial Officer since April 2012. Ms. Tran has served as the Company’s Chief Administrative Officer and Corporate Secretary since May 2011.

There are no arrangements or understandings between any of Mr. Ludlum or Ms. Tran and any other person pursuant to which Mr. Ludlum or Ms. Tran were appointed to the Executive Committee. All information concerning Mr. Ludlum and Ms. Tran reportable under Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K was previously reported in the Company’s Annual Report on Form 10-K for 2014, which information is incorporated here by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emmaus Life Sciences, Inc.

Date: April 16, 2015

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer